Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Peloton Interactive, Inc. for the registration of Class A Common Stock and to the incorporation by reference therein of our reports dated August 26, 2021, with respect to the consolidated financial statements of Peloton Interactive, Inc. and the effectiveness of internal control over financial reporting of Peloton Interactive, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 16, 2021